EMPLOYMENT AGREEMENT


     This Employment Agreement (this "Agreement") is made and entered into this
      day of           , 1996, by and between ROCKWELL D. SCHUTJER ("Employee")
and 4HEALTH, INC., a Utah corporation ("4Health"), based on the following:

                                    PREMISES

     Employee wishes to be employed by 4Health, and 4Health desires to employ Employee, all on the terms and conditions contained herein.

                                   AGREEMENT

     NOW, THEREFORE, based on the foregoing premises, which are incorporated herein by reference, and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefit to the parties to be derived herefrom, it is hereby agreed as follows:

     1.   Employment and Term.

          (a) 4Health hereby employs Employee and Employee hereby accepts employment upon the terms and conditions set forth herein. The term of Employee's employment shall begin on the date hereof. The term of this Agreement, hereinafter referred to as the "Employment Period," shall be three (3) years, unless terminated earlier pursuant to the provisions of this Agreement.

          (b) During the Employment Period, Employee will serve as 4Health's General Manager for its Transflator Business Unit and as a member of the board of directors of 4Health and, as such, will be entitled to receive and review management information and reports generally available to other 4Health executives at the vice-president level. Employee agrees to serve in such offices or positions with 4Health or any of its subsidiaries and perform such additional duties consistent with his position as shall, from time to time, be determined by 4Health's board of directors.

     2.   Performance of Services.

          (a) During the Employment Period, Employee agrees to perform faithfully the duties assigned to him by the board of directors or chief executive officer of 4Health pursuant to paragraph 1 to the best of his ability, to devote his full and undivided business time, attention, and services to the business of 4Health and not to engage in any other substantial business activities other than at the direction or with the approval of the board of directors of 4Health; provided, however, that nothing herein shall restrict Employee from conducting incidental personal business that does not conflict with his obligations under the terms of this Agreement.


          (b) All duties hereunder shall be rendered in Salt Lake County, Utah, and, on a temporary basis, at such other places as the interests, needs, business, and opportunities of 4Health shall require; provided, however, that Employee shall not be required to relocate his residence without the mutual consent of 4Health and Employee.

          (c) Employee shall observe and comply with the commercially reasonable rules and regulations of 4Health respecting its business and shall carry out and perform such commercially reasonable orders, directions, and policies of 4Health as they may be from time to time communicated to Employee either orally or in writing. Employee shall further observe and comply with all applicable rules, regulations, and laws governing the business of 4Health known to Employee.

     3.   Exclusivity of Services and Nondisclosure of Confidential Information.

          (a) Employee agrees that for a period ending on the second anniversary of the termination of the Employment Period:

               (i) he will not engage in any activity competitive with the business of 4Health or any of its affiliates (the "4Health Group"), directly or indirectly, in the market defined in subsection 3(c), whether as employer, proprietary owner, partner, stockholder (other than the holder of less than five percent (5%) of the stock of an entity, the securities of which are traded on a national securities exchange or in the over-the-counter market), director, officer, employee, consultant, or agent;

               (ii) he will not solicit, in competition with the 4Health Group, any person who is a customer of the business conducted by the 4Health Group at the date hereof or a customer of the business conducted by the 4Health Group at any time during the Employment Period; and

               (iii) he will not induce or attempt to persuade any employee of the 4Health Group to terminate his or her employment relationship in order to enter into employment with any party in competition with the 4Health Group.

          (b) Employee further agrees that he will not, at any time during the Employment Period or at any time after the termination of this Agreement, irrespective of the time, manner, or cause of termination, use, disclose, copy, or assist any other person or firm in the use, disclosure, or copying of any trade secrets or other confidential information of the 4Health Group, except to the extent authorized in writing by 4Health. Upon termination of his employment hereunder, Employee will surrender to 4Health all records and other documents obtained by him or entrusted to him during the course of his employment by 4Health (together with all copies thereof); provided, however, that Employee may retain copies of such documents as are necessary for Employee's personal records for income tax purposes. For purposes of this section 3, proprietary information about the business of the 4Health Group shall be treated as confidential until it has been published or is generally or publicly known outside the 4Health Group or until it has been recognized as standard practice outside the 4Health Group. The provisions of this paragraph 3(b) shall remain in effect for a period of three (3) years subsequent to the termination of the Employment Period.

          (c) The following provisions shall apply to the covenants of Employee contained in this section 3:

               (i) The covenants contained in clauses (i) and (ii) of subsection 3(a) shall apply to those markets in which the 4Health Group is doing business at the termination of the Employment Period and those markets in which the 4Health Group has publicly or internally issued written plans to enter prior to the termination of the Employment Period.

               (ii) Employee agrees that a breach or threatened breach on his part of any covenant contained in this section 3 will cause such damage to 4Health as will be irreparable. Therefore, without limiting the right of 4Health to pursue all other legal and equitable remedies available for violation by Employee of the covenants contained in this section 3, it is expressly agreed that remedies other than injunctive relief cannot fully compensate the 4Health Group for such a violation and that 4Health and the 4Health Group shall be entitled to injunctive relief to prevent any such violation or continuing violation thereof.

               (iii) It is the intent and understanding of each party hereto that if, in any action before any court or agency legally empowered to enforce the covenants contained in this section 3, any term, restriction, covenant, or promise contained therein is found to be unreasonable and for that reason unenforceable, then such term, restriction, covenant, or promise shall be deemed modified to the extent necessary to make it enforceable by such court or agency.

     4.   Business Ideas.

          (a) Employee acknowledges that 4Health will own all rights in all "Business Ideas" (as hereinafter defined) which are originated or developed by Employee, either alone or with employees or consultants of 4Health, during the Employment Period.

          (b)  Employee agrees that, during the Employment Period, he will:

               (i) assign to 4Health all Business Ideas and promptly execute all documents which 4Health may reasonably require to protect its patent, copyright, and other rights to such Business Ideas throughout the world; and

               (ii) promptly disclose to 4Health all information concerning all material Business Ideas "originated" by Employee or any employee of 4Health, which come to his attention and which concern the business of 4Health.

          (c) For purposes of this section 4, "Business Ideas" shall mean all ideas, whether or not patentable, which are originated or developed by Employee in connection with his employment by 4Health and which relate to the business of 4Health and/or the 4Health Group.

     5. Compensation and Benefits. For all services rendered by Employee pursuant to this Agreement, 4Health shall compensate Employee as follows:

          (a) As annual cash compensation for Employee's services hereunder, in accordance with its normal payroll practices, 4Health agrees to pay Employee during the Employment Period a base salary of $80,000 per annum, with an annual increase, as shall be determined in the sole discretion of the board of directors of 4Health or the designated compensation committee thereof, taking into consideration the performance of 4Health and its subsidiaries, and the contribution of Employee to such performance, and such other factors as the board of directors or the designated compensation committee thereof may deem appropriate. In addition, the rate of salary may be further or otherwise increased at any time and in such amount as the board of directors or the designated compensation committee thereof may determine appropriate.

          (b) 4Health shall provide to Employee such bonuses as shall be determined appropriate in the sole discretion of the board of directors of 4Health or the designated compensation committee thereof, taking into consideration the performance of 4Health and its subsidiaries, and the contribution of Employee to such performance, or such other factors as the board of directors or the designated compensation committee thereof may deem appropriate.

          (c) Employee shall be entitled to vacation and sick leave in accordance with the general policy of the 4Health Group for employees of like level. Vacations shall be taken by Employee at a time and with starting and ending dates mutually convenient to 4Health and Employee. Vacations or portions of vacations not used in one employment year shall carry over to the succeeding employment year, but shall thereafter expire if not used within such succeeding year.

          (d) 4Health shall reimburse Employee for all proper expenses incurred by him in the performance of his duties hereunder in accordance with the policies and procedures established by 4Health.

          (e) 4Health shall provide Employee with health and medical insurance coverage on terms consistent with and similar to such policies provided by the executive employees of the 4Health Group generally. 4Health shall additionally provide to Employee incentive, retirement, pension, profit sharing, or other employee benefit plans which are consistent with and similar to such plans provided by the 4Health Group to its executive employees generally on terms consistent with other 4Health executives at the vice-president level. Employee shall also have the right to participate in any other employee benefit programs provided by the 4Health Group. Except as may be determined by the board of directors or the designated compensation committee thereof, Employee shall not be entitled to receive stock options.

          (f) 4Health shall withhold from Employee's compensation hereunder all proper federal and state payroll taxes and income taxes on compensation paid to Employee and shall provide an accounting to Employee for such amounts withheld.

     6. Continuation of Compensation During Disability. If Employee is unable to perform his services by reason of disability due to illness or incapacity, Employee shall be entitled to his base salary for the initial three months, one-half of his base salary during the next succeeding consecutive two-month period, and one-fourth of his base salary during the following consecutive one-month period. Notwithstanding the foregoing, if such illness or incapacity does not cease to exist within the six consecutive month period provided herein, Employee shall not be entitled to receive any further compensation from 4Health and 4Health may thereupon terminate this Agreement. For purposes of this Agreement, Employee is "disabled" when he is unable to continue his normal duties of employment, by reason of a medically determined physical or mental impairment. In determining whether or not Employee is disabled, 4Health may rely upon the opinion of any doctor or practitioner of any recognized field of medicine or psychiatric practice selected by 4Health in its reasonable discretion and such other evidence as 4Health deems necessary.

     7.   Termination of Agreement.

          (a) Termination by 4Health for Cause. 4Health shall have the right, without further obligation to Employee other than for compensation previously accrued, to terminate this Agreement for cause ("Cause") by showing that (i) Employee, in the reasonable determination of the board of directors of 4Health, has been grossly negligent or engaged in material willful or gross misconduct in the performance of his duties; or (ii) Employee has committed or been convicted of fraud, embezzlement, theft, or dishonesty or other criminal conduct against 4Health.

          (b) Termination Upon Death or Disability of Employee. This Agreement shall terminate immediately upon Employee's death, subject to the provisions for payments set forth in subsection 7(e)(ii) or upon the disability of Employee subject to the provisions for payment set forth in section 6 of this Agreement.

          (c) Termination Upon Change of Control. Notwithstanding any provision of this Agreement to the contrary, Employee may terminate this Agreement by providing written notice of such termination to 4Health within sixty (60) days of the occurrence of any of the following events:

               (i) The sale, lease, exchange or other transfer in one transaction or a series of transactions of all or substantially all of the assets of 4Health to a single purchaser that is not a wholly owned subsidiary of 4Health or to a group of associated purchasers;

               (ii) The sale, lease, exchange, or other disposition to a single person or group of persons under common control in one transaction or a series of related transactions resulting in such person or persons owning, directly or indirectly, greater than twenty-five percent (25%) of the combined voting power of the outstanding shares of 4Health's common stock;

               (iii) As a result of a merger, consolidation, sale of all or substantially all of the assets of 4Health, a contested election, or any combination of the foregoing, the persons who were directors of 4Health immediately prior thereto shall cease to constitute a majority of the board of directors of 4Health or any successor to 4Health;

               (iv) The decision by 4Health to terminate its business and liquidate its assets;

               (v) The merger or consolidation of 4Health in a transaction in which the shareholders of 4Health immediately prior to such merger or consolidation receive less than fifty percent (50%) of the outstanding voting securities of the new or continuing corporation; or

               (vi) A person (within the meaning of Section 3(a)(9) or Section 13(d)(3), as in effect on the date hereof, of the Securities Exchange Act of 1934 (the "Exchange Act")) shall become the beneficial owner (within the meaning of rule 13d-3 of the Exchange Act as in effect on the date hereof) of fifty percent (50%) or more of the outstanding voting securities of 4Health.

          If, as a result of one of the foregoing events, 4Health is not the surviving entity, and subject to the rights of Employee to terminate the Agreement as set forth above, the provisions of this Agreement shall inure to the benefit of and be binding upon the surviving or resulting entity.

          (d) Termination by Employee for Cause. Employee shall have the right to terminate this Agreement in the event of (i) 4Health's intentional breach of any covenant or term of this Agreement, but only if 4Health fails to cure such breach within twenty (20) days following the receipt of notice by Employee setting forth the conditions giving rise to such breach; (ii) the failure by 4Health to obtain the assumption of the commitment to perform this Agreement by any successor corporation; or (iii) the exercise of Employee's rights under subsection 7(c).

          (e)  Termination Payments.

               (i) Termination Other than for Cause. In the event that Employee's employment is terminated by 4Health during the term hereof for reasons other than Cause as defined in subsection 7(a) or Employee terminates this Agreement in accordance with subsection 7(d), 4Health shall:

                    (1) Pay to Employee all amounts accrued through the date of termination, any unreimbursed expenses incurred pursuant to this Agreement, and any other benefits specifically provided to Employee under any benefit plan, solely to the extent that they are then vested as of the date of such termination and are immediately realizable and then only in an amount equal to such realizable amount. 4Health may purchase annuities or other similar benefits to provide Employee with equivalent benefits, if any, in respect of any vested pension benefits.

                    (2) All forfeiture restrictions governing stock or options held by Employee shall immediately terminate and such options and common stock shall be fully vested and shall be exercisable by Employee at any time within three months after the date of such terminations.

                    (3) 4Health shall provide Employee and his family with the opportunity to secure benefits substantially similar to those which Employee would otherwise have been entitled to receive under 4Health's medical insurance coverage in conformity with all statutory requirements.

                    (4) Pay to Employee an amount equal to six months then current salary provided for by this Agreement, payable in six equal monthly installments commencing on the first day of the month following the month in which the employment is terminated.

                    (5) Notwithstanding the foregoing, in no event shall the aggregate amount of payments made under this Agreement on account of any termination occurring as a result of a change in control of 4Health exceed the aggregate present value of three times the "Average Salary Amount" less $1.00. For purposes hereof, the term "Average Salary Amount" shall mean the average annualized compensation income from 4Health in Employee's gross income for federal income tax purposes over the five (5) years preceding the year in which the change in control of 4Health occurred or, in the event Employee has not been employed by 4Health for at least five (5) years, the average of such annualized compensation income for the number of years that Employee has been employed by 4Health. This paragraph shall be interpreted consistent with
               Section 280G of the Internal Revenue Code of 1986, as amended, and any Treasury Regulations thereunder.

               (ii) Termination Upon Death of Employee. If Employee dies during the term of this Agreement, 4Health shall pay to the estate of Employee the following:

                    (1) All amounts accrued through the date of termination, any unreimbursed expenses incurred pursuant to this Agreement, and any other benefits specifically provided to Employee under any benefit plan; and
                    (2) An amount equal to six months then current salary provided for by this Agreement, payable in six (6) equal monthly installments commencing on the first day of the month following the month in which Employee dies, and payment of the pro rata portion of any incentive compensation accrued to the date of death.

               (iii) Termination for Cause or Voluntary Termination by Employee. If Employee terminates this Agreement for any reason other than in accordance with the provisions of subsection 7(d), or if 4Health terminates this Agreement for Cause in accordance with subsection 7(a), 4Health shall deliver to Employee, within ten (10) days following the effective date of such termination, all amounts accrued through the date of termination, any unreimbursed expenses incurred pursuant to this Agreement, and any other benefits generally provided to 4Health executives at the vice-president level under such circumstances. 4Health shall have no further obligation to Employee.

          (f) Exit Interview. To insure a clear understanding of this Agreement, including but not limited to the protection of the business interests of 4Health, Employee agrees, upon termination of this Agreement for any reason or the expiration of the Employment Period, at no additional expense to Employee, to engage in an exit interview with 4Health at a time and place designated by 4Health.



     8. Indemnification. 4Health shall indemnify Employee and hold Employee harmless from liability for acts or decisions made by Employee while performing services for 4Health to the greatest extent permitted by applicable law. 4Health shall use its commercially reasonable efforts to obtain coverage for Employee under any insurance policy now in force or hereafter obtained during the term of this Agreement insuring officers and directors of 4Health against such liability. Employee agrees to indemnify and to hold 4Health harmless from any and all damages, losses, claims, liabilities, costs, or expenses arising from Employee's acts or omissions in violation of his duties under this Agreement which constitute fraud, gross negligence, or willful and knowing violations of the terms of this Agreement.

     9. Notice. Any notice or request required or permitted to be given hereunder shall be sufficient if in writing and delivered personally, sent by facsimile transmission, or sent by registered mail, return receipt requested, to the addresses hereinabove set forth or to any other address designated by either of the parties hereto by notice similarly given. Such notice shall be deemed to have been given upon such personal delivery, facsimile transmission, or mailing, as the case may be, to the addresses set forth below:

          If to Employee, to:      Rockwell D. Schutjer
                                   4236 Rowland Drive
                                   Salt Lake City, Utah 84124
                                   Telephone:  (801) 272-0958

          With a copy to:          James R. Kruse, Esq.
                                   Kruse, Landa & Maycock, L.L.C.
                                   Eighth Floor, Bank One Tower
                                   50 West Broadway
                                   Salt Lake City, Utah 84101
                                   Fax:  (801) 359-3954
                                   Confirmation:  (801) 531-7090

          If to 4Health, to:       4Health, Inc.
                                   Attn:  Lindsey Duncan
                                   5485 Conestoga Court
                                   Boulder, Colorado 80301
                                   Facsimile Transmission:  (303) 546-0409
                                   Telephone:  (303) 546-6306

     10. Assignment. Except to any successor or assignee of 4Health as provided in subsection 7(c), neither this Agreement nor any rights or benefits hereunder may be assigned by either party hereto without the prior written consent of the other party.

     11. Attorneys' Fees. In the event that any action, suit, arbitration, or other proceeding is instituted concerning or arising out of this Agreement, the prevailing party shall be entitled to recover all of such party's costs, including reasonable attorneys' fees, incurred in each and every such action, suit, arbitration, or other proceeding, including any and all appeals or petitions therefrom.


     12. Validity of Provisions and Severability. If any provision of this Agreement is, or becomes, or is deemed invalid, illegal, or unenforceable in any jurisdiction, such provision shall be deemed amended to conform to the applicable jurisdiction, or if it cannot be so amended without materially altering the intention of the parties, it will be stricken. However, the validity, legality, and enforceability of any such provisions shall not in any way be effected or impaired thereby in any other jurisdiction and the remainder of this Agreement shall remain in full force and effect.

     13   Entire Agreement.  This Agreement constitutes the entire agreement and understanding between the parties pertaining to the subject matter of this Agreement. This Agreement supersedes all prior agreements, if any, any understandings, negotiations, and discussions, whether oral or written. No supplement, modification, waiver, or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby.

     14. Governing Law; Arbitration. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the state of Colorado and any dispute, claim, or other controversy arising hereunder which cannot be amicably resolved by the parties hereto shall be arbitrated in the city of Boulder, Colorado, before a panel of three arbitrators, one selected by 4Health, one selected by Employee, and the third selected by such two arbitrators. If either party shall fail to appoint its arbitrator within twenty (20) days after having received a demand for arbitration hereunder, the party making such demand shall be entitled to appoint the arbitrator for the party so failing to appoint its arbitrator. Any such arbitration shall be conducted in accordance with the rules of the American Arbitration Association then in effect; provided, however, the arbitrators in any such proceeding shall not be entitled to amend or revise the express provisions of this Agreement.

     IN WITNESS WHEREOF, 4Health has caused this Agreement to be signed by its duly authorized officer and Employee has signed this Agreement as of the date first above written.


                              4Health:

                                   4HEALTH INC.


                                   By
                                        Duly Authorized Officer


                              Employee:



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